CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.000 % Discover Financial Services InterNotes Due June 15, 2022	$1,768,000	204.92
3.500 % Discover Financial Services InterNotes Due June 15, 2024	$956,000	110.81
4.100 % Discover Financial Services InterNotes Due June 15, 2029	$1,227,000	142.21

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Preliminary Pricing Supplement dated May 30, 2017

Filed under Rule 424(b)(2), Registration Statement No. 333-205280

Pricing Supplement No. 41 - Dated Tuesday, May 30, 2017 (to: Prospectus dated June 26, 2015 and Prospectus Supplement Dated: September 8, 2015)

CUSIP Number	Principal Amount	Selling Price	Gross Concession(1)	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking
25472CCB3	$1,768,000.00	100.00%	1.250%	$1,745,900.00	Fixed	3.000%	Semi-Annual	30/360	06/15/2022	12/15/2017	$16.08	Yes	No	Senior Unsecured
														Notes

(1)       Includes a selling concession of up to 0.8500 % that will be paid to certain securities dealers (the “Selected Dealers”).

Supplemental Plan of Distribution. Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the selling price set forth in this Pricing Supplement. Notes sold by Selected Dealers on an agency basis to non-level fee accounts will be sold at the selling price. Notes purchased by Selected Dealers for their own account may be purchased at the selling price less the selling concession specified in Note (1) above. Notes purchased by Selected Dealers on behalf of level-fee accounts may be sold to such accounts at the selling price less the selling concession, in which case, such Selected Dealers will not retain any portion of the selling price as compensation.

Redemption Information: Callable in whole or in part, at any time on or after 6/15/2018.

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 06/15/2018, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

CUSIP Number	Principal Amount	Selling Price	Gross Concession(2)	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking
25472CCC1	$956,000.00	100.00%	1.450%	$942,138.00	Fixed	3.500%	Semi-Annual	30/360	06/15/2024	12/15/2017	$18.76	Yes	No	Senior Unsecured
														Notes
(2) Includes a selling concession of up to 1.0000 % that will be paid to the Selected Dealers.

Supplemental Plan of Distribution. Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the selling price set forth in this Pricing Supplement. Notes sold by Selected Dealers on an agency basis to non-level fee accounts will be sold at the selling price. Notes purchased by Selected Dealers for their own account may be purchased at the selling price less the selling concession specified in Note (2) above. Notes purchased by Selected Dealers on behalf of level-fee accounts may be sold to such accounts at the selling price less the selling concession, in which case, such Selected Dealers will not retain any portion of the selling price as compensation.

Redemption Information: Callable in whole or in part, at any time on or after 6/15/2018.

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 06/15/2018, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

CUSIP Number	Principal Amount	Selling Price	Gross Concession(3)	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking
25472CCD9	$1,227,000.00	100.00%	2.000%	$1,202,460.00	Fixed	4.100%	Semi-Annual	30/360	06/15/2029	12/15/2017	$21.98	Yes	No	Senior Unsecured
														Notes
(3)	Includes a selling concession of up to 1.4500 % that will be paid to the Selected Dealers.

Supplemental Plan of Distribution. Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the selling price set forth in this Pricing Supplement. Notes sold by Selected Dealers on an agency basis to non-level fee accounts will be sold at the selling price. Notes purchased by Selected Dealers for their own account may be purchased at the selling price less the selling concession specified in Note (3) above. Notes purchased by Selected Dealers on behalf of level-fee accounts may be sold to such accounts at the selling price less the selling concession, in which case, such Selected Dealers will not retain any portion of the selling price as compensation.

Redemption Information: Callable in whole or in part, at any time on or after 6/15/2019.

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 06/15/2019, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

Trade Date: Tuesday, May 30, 2017 @ 12:00 PM ET

Discover Financial Services

Discover Financial Services InterNotes

Preliminary Pricing Supplement No. 41 - Dated Tuesday, May 30, 2017

(to: Prospectus dated June 26, 2015 and Prospectus Supplement Dated: September 8, 2015)

Settlement Date: Friday, June 2, 2017 Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only

Lead Manager: Incapital LLC
Agents: BofA Merrill Lynch, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors, LLC

Legal Matters
In the opinion of Sidley Austin LLP, as counsel to Discover Financial Services (the “Company”), when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 8, 2015, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Company on September 8, 2015. InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.